Exhibit 10.1

January 6, 2021

Dear Rachel,

Thank you for your contributions to Starbucks success and congratulations on your promotion to the role of executive vice president and chief financial officer. I look forward to your first day on February 1, 2021.

Here Are The Specifics Of Your Offer:

Base Salary

You will be paid a base salary that annualizes to $800,000.

Promotional Equity Award

You may be eligible to receive an equity award with an economic value of $1,000,000 (USD) under the 2005 Key Employee Sub-Plan to Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “Plan”) with 100% in the form of restricted stock units. Your eligibility for the restricted stock units is subject to approval by the Compensation and Management Development Committee of the Board of Directors (“Committee”) or its designee. The grant date for your equity awards will be after you assume your new position and otherwise effective in accordance with the Company’s equity grant timing guidelines. The restricted stock units will vest 50% on the second anniversary date of the grant and 50% on the fourth anniversary date of the grant, subject to your continued employment.

Executive Management Bonus Plan

You will be eligible to participate in the Executive Management Bonus Plan (EMBP) in fiscal 2021. Your incentive target will be 120% of your eligible base salary, prorated from your eligibility date in your new role. For more information about the EMBP please talk with your Partner Resources contact. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.

Long-Term Incentives

Starbucks Total Rewards philosophy includes long-term incentives. Each year, as determined by the Committee, you may be eligible to receive an equity award under the Leadership Stock Plan with 60% of the economic value in the form of performance restricted stock units and 40% of the economic value in the form of time-based restricted stock units. Annual awards are typically granted in November and are contingent upon Committee approval after considering a number of factors. You will be eligible for an annual long-term incentive award starting in fiscal 2022 (with an expected grant sometime in November 2021). Starbucks reserves the right to review, change, amend, or cancel long-term incentive plans at any time.

Stock Ownership

As a senior executive, the Company’s executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five (5) years. Your minimum investment as evp and chief financial officer is three (3) times your annual base salary. A copy of the guidelines will be provided to you.

Executive Life Insurance

As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life coverage equal to three (3) times your annualized base pay, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base pay (for a total of five (5) times pay) to a maximum life insurance benefit of $2,000,000.

Executive Physical Exam

You are eligible to participate in Starbucks executive physical program. Information about the program and our program provider will be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please consult your Partner Resources contact.

Insider Trading

You will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy. A copy of the policy will be provided to you on your first day and you will be required to complete an online training and certify that you have read and understood the policy.

Coffee and Dairy Hedging

As an officer of the Company you are prohibited from trading in coffee or dairy futures, options or similar instruments for your own account. If you have further questions, please consult your Partner Resources contact.

If you accept this offer it is contingent on the following conditions of hire including:

•	Signing a Confidentiality, Non-Solicitation and Non-Competition Agreement

Your employment with Starbucks Corporation will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, not prohibited by law.

On behalf of the entire team, I wish you the best in your new role and look forward to your continued success and partnership.

Warm regards,

/s/ Kevin Johnson

Kevin Johnson

president and ceo

Enc.	Confidentiality, Non-Solicitation and Non-Competition Agreement

  Coffee Heding Policy

I accept employment with Starbucks Corporation, or its wholly-owned subsidiaries, according to the terms set forth above.

/s/ Rachel Ruggeri	1/6/2021
Rachel Ruggeri	Date of Acceptance